EXHIBIT 4(a)

            CERTIFICATE OF VOTE OF DIRECTORS ESTABLISHING

                      A SERIES OF A CLASS OF STOCK



                 General Laws Chapter 156B, Section 26


    We, James M. Markert, Vice President, and Robert E. Higgins, Clerk, of Perini Corporation (the "Corporation"), located at 73 Mt. Wayte Avenue, Framingham, Massachusetts 01701, do hereby certify that at a meeting of the directors of the Corporation held on May 19, 1994 the following vote establishing and designating a series of a class of stock and determining the relative rights and preferences thereof was duly adopted.


    VOTED, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Restated Articles of Organization, as amended (the "Restated Articles"), this Board of Directors hereby authorizes the issuance of a series of preferred stock, par value $1.00 per share, of the Corporation which shall consist of up to 115,000 shares, and this Board of Directors hereby fixes the relative rights and preferences of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Restated Articles which are applicable to such preferred stock), all as provided in Exhibit A annexed hereto and made a part hereof.


    IN WITNESS WHEREOF, each of the undersigned have hereunto set their hand as
of the        day of                  1994.



                                        _______________________
                                        James M. Markert


                                        _______________________
                                        Robert E. Higgins

                 EXHIBIT A TO CERTIFICATE OF VOTE OF DIRECTORS

    (1) Designation. The series of the Preferred Stock created herein shall consist of One Hundred Fifteen Thousand (115,000) shares and shall be
designated the "$        Convertible Exchangeable Junior Preferred Stock."
Said series is hereinafter called the "Convertible Preferred Stock."
The term "Preferred Stock" or "preferred stock" as used herein shall mean the Preferred Stock authorized by the Restated Articles of Organization, as amended, of the Corporation and shall include the Convertible Preferred Stock and the $21.25 Convertible Exchangeable Preferred Stock.

    (2) Dividends. The holders of the Convertible Preferred Stock shall be entitled to receive cash dividends when and as declared by the Board of Directors out of funds legally available for such purposes, at the annual rate
of         per share, and no more, payable quarterly in arrears on the 15th day of September, December, March and June of each year (unless any such day is a non-business day, in which event the next business day shall be the payment date), commencing on September 15, 1994.  Dividends on the Convertible
Preferred Stock shall begin to accrue and shall be cumulative from the date of original issue of such shares (the "Issue Date") and shall be payable to the holders of record on the record date fixed with respect to such payment. The date on which the Corporation initially issues any share of Convertible Preferred Stock shall be its date of issue regardless of the number of times transfer of such shares is made on the stock records of the Corporation and regardless of the number of certificates which may be issued to evidence such share. Accumulated but undeclared dividends will not bear interest. When dividends are not paid in full upon any series of preferred stock ranking senior as to dividends to the Convertible Preferred Stock, then no dividend shall be paid or declared and set apart for payment on the Convertible Preferred Stock unless and until all accrued and unpaid dividends with respect to such other stock shall have been paid or declared and funds therefor set apart for payment. When dividends are not paid in full upon the Convertible Preferred Stock and upon any other stock ranking on a parity as to dividends with the Convertible Preferred Stock, all dividends declared upon shares of Convertible Preferred Stock and any other stock ranking on a parity as to dividends with the Convertible Preferred Stock shall be declared pro rata based on the ratio that accrued and unpaid dividends on each series of stock bears to each other.

    Dividends payable on September 15, 1994 and on the date of any redemption of the Convertible Preferred Stock not occurring on a regular dividend payment date shall be calculated on the basis of the actual number of days elapsed (including the date of redemption) over a 360-day year.

    Except as set forth above, in no event (so long as any Convertible Preferred Stock shall remain outstanding) shall any cash dividends whatsoever be declared or paid upon, nor shall any cash distribution be made upon, the Common Stock, or any other stock of the Corporation ranking junior to or on a parity with the Convertible Preferred Stock as to dividends, unless full cumulative dividends on all outstanding shares of Convertible Preferred Stock for all dividend payment periods terminating on or prior to the date of the payment of such dividends shall have been paid or declared and funds therefor set apart for such payment.

    (3) Voting Rights. The holders of Convertible Preferred Stock shall not, by virtue of their ownership thereof, be entitled to vote upon any matter except as provided by this Clause (3) or as required by law. Whenever the holders of the Convertible Preferred Stock shall be entitled to exercise voting rights, each holder of record thereof shall have one vote for each share so held.

    If an amount equal to six (6) quarterly dividends payable on the Convertible Preferred Stock shall have accumulated and be unpaid, the number of directors of the Corporation will be increased by two (2) and the holders of outstanding Convertible Preferred Stock together with the holders of any outstanding series of Preferred Stock ranking on a parity with the Convertible Preferred Stock as to dividends or liquidation rights and as to which the equivalent of six (6) quarterly dividends is in arrears (but only if the holders of the shares of such other series would otherwise have a right to elect directors as a result of a dividend arrearage), voting as a single class without regard to series, will be entitled to elect such additional two (2) directors at a special meeting called for that purpose as hereinafter provided, or at any annual meeting of stockholders. When such voting rights shall have vested in the holders of the Convertible Preferred Stock, a special meeting to elect such directors may be called by the Chief Executive Officer or Chairman of the Corporation or by the holders of 25% or more of the shares of Preferred Stock of all series affected, in the manner provided in the Corporation's By-laws, or by law if no such provision is in effect. Whenever all dividends in default have been paid or declared and funds therefor set apart for payment, the number of directors of the Corporation shall be reduced by two (2) and such additional directors elected pursuant to this Clause (3) shall forthwith cease to be directors and the contingent voting rights provided herein for the election of two (2) directors shall cease, subject always to the same provisions for the vesting of such contingent voting rights of the holders of the Convertible Preferred Stock to elect two (2) directors in the case of future dividend defaults.

    In addition, without the vote of the holders of at least two-thirds (2/3) of the number of shares of Convertible Preferred Stock then outstanding, (i) voting together as a class with the holders of any other outstanding shares of preferred stock ranking on parity with the Convertible Preferred Stock as to dividends and liquidation, the Corporation shall not create any class of stock ranking prior to the Convertible Preferred Stock with respect to dividends or to the distribution of assets in liquidation, or (ii) voting separately as a class, amend, alter or repeal any of the preferences or rights of the holders of the Convertible Preferred Stock so as to adversely affect such preferences and rights. The Corporation may create any class of stock ranking on a parity with the Convertible Preferred Stock with respect to dividends or to the distribution of assets in liquidation without the vote of the Convertible Preferred Stock.

    (4)  (A)  Optional Redemption.  The shares of Convertible Preferred Stock
will not be redeemable by the Corporation prior to              , 1997.
Thereafter, the Convertible Preferred Stock is redeemable at the option of the Corporation, in whole or in part, at the following redemption prices per share,
if redeemed during the 12-month period beginning              , in each of the
years indicated:
         Redemption                   Redemption
Year     Price per Share     Year     Price per Share
1997                         2001
1998                         2002
1999                         2003
2000

and on or after              , 2004 at the redemption price of Two Hundred
Fifty Dollars ($250) per share, plus, in each case, accumulated and unpaid dividends to the date of redemption. If full cumulative dividends on the Convertible Preferred Stock have not been paid, no shares of Convertible Preferred Stock may be redeemed and the Corporation may not acquire any shares of the Convertible Preferred Stock unless (i) the holders of two-thirds (2/3) of the shares of the Convertible Preferred stock shall have consented thereto, or (ii) the Corporation acquires any shares of the Convertible Preferred Stock pursuant to a purchase or exchange offer made on the same terms to all holders of the Convertible Preferred Stock.

    There is no mandatory redemption or sinking fund obligation with respect to the Convertible Preferred stock.

         (B) Selection for Redemption. If less than all of the outstanding shares of the Convertible Preferred Stock are to be redeemed, the Corporation will select the shares to be redeemed pro rata or by lot or in such manner as the Corporation shall deem appropriate or fair, provided that only whole shares shall be selected for redemption.

         (C)  Redemption Procedure.  Notices of any redemption shall be mailed
(i) not less than thirty (30) nor more than sixty (60) days prior to the date fixed for redemption to the holders of shares of the Convertible Preferred Stock to be redeemed at their respective addresses as the same appear upon the books of the Corporation; provided, however, that no defect in the mailing of such notice to a holder shall affect its sufficiency with respect to other holders. Payment of the redemption price of the shares redeemed shall be made at such place or places of redemption as shall be determined by the Board of Directors of the Corporation and shall be specified in the notice of redemption and shall be made against the surrender for cancellation of the certificates for the shares redeemed. Any shares of Convertible Preferred Stock so noticed for redemption may be converted into shares of Common Stock, as hereinafter provided, at any time prior to the close of business on the date of redemption.

    If notice of redemption shall have been mailed as hereinbefore provided and if on or before the redemption date specified in such notice all funds necessary for such redemption shall have been set aside by the Corporation so as to be available for the benefit of the holders of the shares so called for redemption, then from and after the date fixed for redemption the shares of Convertible Preferred Stock so called for redemption, notwithstanding that any certificate therefor shall not have been surrendered or cancelled, shall no longer be deemed outstanding, dividends thereon shall cease to accrue and all rights of the holders with respect to such shares shall forthwith on the date of redemption cease and terminate (at the close of business on the redemption date with respect to the conversion rights provided for in Clause (6)), except only the right of the holders thereof to receive upon surrender of certificates therefor the amount payable upon redemption thereof, but without interest.

    (5) (A) Optional Exchange. In addition to the optional redemption rights of the Corporation as set forth in Clause (4) above, at the option of the Corporation the Convertible Preferred Stock shall be exchangeable in whole but
not in part on any dividend payment date beginning              , 1996 for the
Corporation's      % Convertible Subordinated Debentures Due 2019 (the
"Debentures") to be issued substantially in the form set forth in the form of Indenture governing such Debentures. No such exchange shall be made unless all dividends accrued and payable on the Convertible Preferred Stock to the date of the exchange have been paid or declared and sufficient funds set aside for their payment.

    Upon election by the Corporation to exchange the Convertible Preferred Stock, each share of Convertible Preferred Stock will be entitled to receive $250 principal amount of Debentures for each share of Convertible Preferred Stock held by them at the time of exchange.

    At such time, the rights of the holders of the Convertible Preferred Stock as stockholders of the Corporation shall cease (except the right to receive Debentures and accrued and unpaid dividends to the date of exchange), and the person or persons entitled to receive the Debentures issuable upon such exchange shall be treated for all purposes as the registered holder or holders of such Debentures. The Convertible Preferred Stock will be convertible into Common Stock up to the close of business on the date of exchange.

         (B) Notice of Exchange. Notice of any exchange of the Convertible Preferred Stock shall be mailed not less than thirty (30) and not more than sixty (60) days prior to the date of exchange to each holder of Convertible Preferred Stock, at such holder's address as it appears on the books of the Corporation, specifying the effective date of the exchange and the place where certificates for shares of the Convertible Preferred Stock are to be surrendered for Debentures and stating that dividends on shares of the Convertible Preferred Stock will cease to accrue on and after the date of exchange; provided, however, that no defect in the mailing of such notice shall affect the validity of the proceedings for the exchange of any shares of the Convertible Preferred Stock.

         (C) Indenture; Opinion of Counsel. Prior to giving notice of intention to exchange pursuant to Clause (5)(B) above, the Corporation and a bank or trust company selected by the Corporation shall execute and deliver the Indenture substantially in the form approved by the Board of Directors at the time of original issuance of the Convertible Preferred Stock with such changes as may be required by law, stock exchange rule or usage or that do not adversely affect the interests of the holders of the Debentures. A copy of the Indenture may be inspected by the holders of any shares of Convertible Preferred Stock at the offices of the Corporation during normal business hours. The Corporation will not give notice of its intention to exchange pursuant to Clause (5)(B) above unless it shall file at the office or agency of the Corporation maintained for the exchange of Convertible Preferred Stock an opinion of counsel (who may be an employee of the Corporation) that the Indenture has been duly authorized, executed and delivered by the Corporation, has been duly qualified under the Trust Indenture Act of 1939 (or that such qualification is not necessary) and constitutes a valid and binding instrument enforceable against the Corporation in accordance with its terms (subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and subject to such other qualifications as are then contained in opinions of counsel experienced in such matters); and to the effect that the Debentures have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the shares of Convertible Preferred Stock, will constitute valid and binding obligations of the Corporation entitled to the benefits of the Indenture (subject as aforesaid); and that the exchange of Debentures for the Convertible Preferred Stock will not violate the laws of the state of incorporation of the Corporation; and that neither the execution and delivery of the Indenture or the Debentures nor compliance with the terms, conditions or provisions of such instruments will result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument, known to such counsel, to which the Corporation or any of its subsidiaries is a party or by which it or any of them is bound, or any decree, judgment, order, rule or regulation, known to counsel, of any court or governmental agency or body having jurisdiction over the Corporation and such subsidiaries or any of their properties; and that the Debentures have been duly registered for such exchange with the Securities and Exchange Commission under a registration statement that has become effective under the Securities Act of 1933 (the "Act") or that the exchange of the Debentures for the shares of Convertible Preferred Stock is exempt from registration under the Act and the Debentures, when issued, will be as freely tradeable as the Convertible Preferred Stock.

         (D) Exchange Procedure. If on the date fixed for exchange, the Corporation has taken all action required to authorize the issuance of the Debentures in exchange for the Convertible Preferred Stock, then, notwithstanding that the certificates for such shares have not been surrendered for cancellation, from and after the date fixed for exchange the shares of Convertible Preferred Stock shall no longer be deemed outstanding, dividends thereon shall cease to accrue and all rights of the holders with respect to such shares shall terminate (as of the close of business on the date fixed for exchange with respect to the conversion rights provided for in Clause (6)), except only the right to receive dividends accrued and unpaid as of the date of exchange and, upon surrender of certificates therefor, the right to receive the Debentures, and the person or persons entitled to receive the Debentures issuable upon exchange shall be treated for all purposes as the registered holder or holders of such Debentures. Upon due surrender of a certificate representing shares of Convertible Preferred Stock, the holder thereof shall receive the principal amount of Debentures to which such holder is thereby entitled. Any shares of Convertible Preferred Stock so noticed for exchange may be converted into shares of Common Stock, as hereinafter provided, at any time prior to the close of business on the date fixed for exchange.

    (6)  Conversion Rights.

         (A) Conversion Provisions. At any time subsequent to the Issue Date, the holders of any one or more shares of the Convertible Preferred Stock may, at their option, convert such share or shares, on the terms and conditions set forth in this Clause (6), into fully paid and non-assessable shares of Common Stock except that, with respect to any shares of Convertible Preferred Stock called for redemption or exchange, the conversion right shall terminate at the close of business on the date of redemption or exchange, unless default is made in the payment of the redemption or exchange price. Each share of the
Convertible Preferred Stock shall be convertible into             shares of
Common Stock (equivalent to a conversion price of $         per share);
provided, however, that the number of shares of Common Stock issuable on conversion of each share of the Convertible Preferred Stock (the "conversion rate") shall be subject to adjustment in accordance with the provisions hereinafter set forth in this Clause (6).

         (B)  Adjustment for Change in Capital Stock.  If the Corporation

    (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

    (ii) subdivides its outstanding shares of Common Stock into a greater number of shares;

   (iii) combines its outstanding shares of Common Stock into a smaller number of shares;

    (iv) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or

    (v) issues by reclassification of its Common Stock any shares of its capital stock;

then the conversion privilege and the conversion price in effect immediately before such action shall be adjusted so that the holder of the Convertible Preferred Stock thereafter converted may receive the number of shares of capital stock of the Corporation which he would have owned immediately following such action if he had converted the Convertible Preferred Stock immediately before the record date (or, if no record date, the effective date) for such action.

    The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

    If after an adjustment a holder of the Convertible Preferred Stock upon conversion of it may receive shares of two or more classes of capital stock of the Corporation, the Corporation shall determine the allocation of the adjusted conversion price between the classes of capital stock. After such allocation, the conversion privilege and conversion price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock contained in this Clause (6).

         (C) Adjustment for Rights Issue. If the Corporation distributes any rights or warrants to the holders of its Common Stock entitling them for a period expiring within sixty (60) days after the record date mentioned below to purchase shares of Common Stock at a price per share less than the current market price per share on that record date, the conversion price shall be adjusted in accordance with the formula:

                               0 + N x P
                                   -----
                   C1  =  C  x       M
                               ---------
                                 0 + N
where
         C1   =    the adjusted conversion price.
         C    =    the current conversion price.
         0    =    the number of shares of Common Stock outstanding on the
                   record date.
         N    =    the number of additional shares of Common Stock offered.
         P    =    the offering price per share of the additional shares.
         M    =    the current market price per share of Common Stock on the
                   record date.

    The adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights or warrants. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such rights or warrants are not so issued or to the extent that such rights and warrants are not so exercised prior to the expiration thereof, the conversion price shall again be adjusted to be the conversion price which would then be in effect if such record date had not been fixed.


         (D) Adjustment For Other Distributions. If the Corporation distributes to the holders of its Common Stock any of its assets or debt securities or any rights or warrants to purchase securities of the Corporation, the conversion price shall be adjusted in accordance with the formula:

                   C1  =  C  x  M - F
                                -----
                                  M
where
         C1   =    the adjusted conversion price.
         C    =    the current conversion price.
         M    =    the current market price per share of Common Stock on the
                   record date mentioned below.
         F    =    the fair market value on the record date of the assets,
                   securities, rights or warrants applicable to one share of Common Stock. The Corporation shall determine the fair market value.

    The adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the conversion price shall again be adjusted to the conversion price which would then be in effect if such record date had not been fixed.

    This Subclause (D) does not apply to cash dividends or cash distributions paid out of earnings or surplus as shown on the books of the Corporation. Also, this Subclause (D) does not apply to rights or warrants referred to in Subclause (C) above.

         (E) Adjustment for Reorganization. In case of any consolidation or merger of the Corporation into another corporation, or in the case of any merger of another corporation into the Corporation (other than a merger with a corporation in which merger the Corporation is the continuing corporation and which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), or in case of any sale, lease or transfer to another corporation of all or substantially all of the assets of the Corporation, the holder of each share of the Convertible
Preferred Stock then outstanding shall have the right thereafter, subject to the terms and conditions of this Clause (6), to convert such share only into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, lease or transfer by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, lease or transfer; and effective provision shall be made in the Articles of Organization or Charter of the resulting or surviving corporation or otherwise so that the provisions set forth in this Clause (6) shall thereafter be applicable, as nearly as practicable, to any such other shares of stock and other securities and property deliverable upon conversion of the Convertible Preferred Stock remaining outstanding or other convertible exchangeable preferred stock received by the holders in place thereof; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Convertible Preferred Stock remaining outstanding, or other convertible preferred stock received by the holders in place thereof, may be entitled to, and to make provisions for the protection of the conversion right as herein provided. In case securities or property other than shares of Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all reference in this Subclause (E) shall be deemed to apply, so far as appropriate and as nearly as practicable, to such other securities or property. The provisions of this Subclause (E) shall similarly apply to successive reorganizations, consolidations, mergers, leases, sales or transfers.

         (F) Current Market Price. For the purpose of any computation under this Clause (6), the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for any thirty
(30) consecutive business days selected by the Corporation commencing not more than forty-five (45) business days before the date in question. The closing price for each day shall be the last reported sale price for Common Stock on the principal national securities exchange on which the Common Stock may be listed or, if such stock is not then so listed, the closing price of the Common Stock as shown by the National Association of Securities Dealers, Inc. National
Market or, if no such closing price is available, at the average of the representative last bid and asked prices of such Common Stock in the over-the-counter market, as shown by the National Association of Securities Dealers, Inc. Automated Quotation System Level I (or comparable system) or in the absence of any of the foregoing, the fair market value as determined by the Board of Directors (whose determination shall be conclusive).

         (G) Fractional Shares. No fractional shares of Common Stock shall be issued on any conversion, but in lieu thereof the Corporation shall pay in cash an amount equal to the current market value of such fractional interest computed on the basis of the closing price as determined in accordance with the provisions of Subclause (F) above, on the last trading day prior to the date upon which conversion is deemed to have been effected. Any determination that the Corporation or the Board of Directors makes regarding fractional shares is conclusive.

         (H) When No Adjustment Required. No adjustment need be made for any transaction referred to in Subclause (B), (C) or (D) above if the holders of the Convertible Preferred Stock are to participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction.

    Notwithstanding the provisions of Subclauses (B), (C), (D) and (E) above, no adjustment of the conversion price shall be required unless such adjustment would require an increase or decrease of at least 1% in the conversion price, but in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment. All calculations under this Clause (6) shall be made and rounded to the nearest one-hundredth of a share or the nearest cent, as the case may be.

    No payment or adjustment on account of dividends accumulated or in arrears upon shares of the Convertible Preferred Stock, any other series of Preferred Stock, or Common Stock, shall be made in connection with any conversion, except as may otherwise be provided at the discretion of the Board of Directors and except as provided hereinafter. Shares of Convertible Preferred Stock surrendered for conversion during the period between the date fixed as the record date for the payment of a dividend and the date fixed as the dividend payment date must be accompanied by payment to the Corporation of an amount equal to the dividend payable on such shares on the dividend payment date, provided, however, that if the Corporation fixes a date for redemption or for exchange of such shares of Convertible Preferred Stock which is after such record date for the payment of dividends and before such dividend payment date, then shares of Convertible Preferred Stock surrendered for conversion after such record date and before such dividend payment date need not be accompanied by payment to the Corporation of an amount equal to the dividend on such shares payable on such dividend payment date.

    No adjustment need be made for sales of Common Stock pursuant to a plan for reinvestment of dividends or interest and no adjustment need be made for a change in the par value of the Common Stock.

    No adjustment need be made in connection with the issuance of shares of Common Stock upon conversion of the Convertible Preferred Stock or the Corporation's $21.25 Convertible Exchangeable Preferred Stock, $1.00 par value, or the issuance of (including issuance of awards, rights and options to purchase) shares of Common Stock to employees or other eligible persons of the Corporation under plans duly adopted by the stockholders of the Corporation.

    The Board of Directors shall have the power to resolve any ambiguity or correct any error in this Clause (6) and its action in so doing, as evidenced by a Board resolution, shall be final and conclusive.

    The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors shall be satisfactory evidence of the correctness of any computation made in this Clause (6).


         (I) Notice of Adjustment. Whenever there is an adjustment requiring a change in the conversion rate, the Corporation shall file with the transfer agent, or transfer agents, for the Convertible Preferred Stock a statement signed by the Secretary of the Corporation, describing specifically the event giving rise to such adjustment and stating the adjustment which shall be made to the conversion rate. The statement so filed shall be open to inspection by any holder of record of shares of the Convertible Preferred Stock. The Corporation shall at the time of filing any such statement mail notice to the same effect to holders of shares of the Convertible Preferred Stock at their addresses appearing on the books of the Corporation or supplied by them to the Corporation for the purpose of notice. In addition, the Corporation shall include a notice of the conversion rate with each dividend payment on the Convertible Preferred Stock or otherwise give notice thereof promptly after the due date for each such dividend, whenever there has been a change in the conversion rate since the last previous dividend due date.

         (J) Conversion Procedure. Upon surrender to the Corporation at the office of the transfer agent, or transfer agents, for the Convertible Preferred Stock, or at such other place or places, if any, as the Board of Directors of the Corporation may determine, of certificates, duly endorsed to the Corporation or in blank, for shares of Convertible Preferred Stock to be converted, together with appropriate evidence of the payment of any transfer or similar tax, if required, and instructions in writing to the Corporation to convert such shares and specifying the name and address of the person, corporation, firm or other entity to whom such shares are to be issued, the Corporation will issue (i) the number of full shares of Common Stock issuable on conversion thereof as of the time of such surrender and as promptly as practicable thereafter will deliver certificates for such shares of Common Stock, and (ii) cash for any remaining fraction of a share, as provided in Subclause (G) above. The Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon conversion; provided, however, that the holder shall pay any such tax which is due because such shares are to be issued in a name other than that of such holder.

    The Corporation shall at all times after the Issue Date reserve for issuance upon conversion of the Convertible Preferred Stock a sufficient number of full shares of Common Stock for the conversion of each outstanding share of Convertible Preferred Stock at the current conversion rate.

         (K)  Notice of Certain Transactions.  If

    (i) the Corporation takes any action that would require an adjustment in the conversion rate pursuant to Subclauses (B), (C), (D) and (E) of this Clause (6); or

    (ii) there is a voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

the Corporation shall provide notice in the manner set forth in Subclause (I) of this Clause (6) of such action, stating therein the proposed record date for a distribution or the effective date of a reclassification, consolidation, merger, lease, transfer, liquidation, dissolution or winding up, at least fifteen (15) days in advance of such date. Failure to mail the notice or any defect therein shall not affect the validity of the transaction.

         (L) Reduction of Conversion Price Below Par Value of Common Stock. Before taking any action which would cause an adjustment reducing the conversion price below the then par value (if any) of the Common Stock deliverable upon conversion of the Convertible Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted conversion price.

         (M) Decrease in Conversion Price. The Corporation may at any time decrease the conversion price by any amount for any period of time if the period is at least 20 days and if the decrease is irrevocable during the period. Whenever the conversion price is decreased, the Corporation shall give the holders of the Convertible Preferred Stock notice of the decrease at least 15 days prior to the date the decreased conversion price takes effect, in the manner set forth in Subclause (I) above, which notice shall state the decreased conversion price and the period it will be in effect. A decrease in the conversion price pursuant to this Subclause (M) shall not otherwise change or adjust the conversion price otherwise in effect for purposes of this Clause (6).

    (7) Liquidation Rights. In the event of an involuntary liquidation, dissolution or winding up of the Corporation, the holders of the shares of the Convertible Preferred Stock are entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other stock ranking junior to the Convertible Preferred Stock as to liquidation, liquidating distributions in the amount of $25 per share plus accumulated and unpaid dividends. In the event of a voluntary liquidation, dissolution or winding up of the Corporation, the holders of shares of the Convertible Preferred Stock are entitled to receive out of the assets of the Corporation available for distribution to the stockholders, subject to the rights of any series of Preferred Stock ranking senior to the Convertible Preferred Stock as to liquidation, but before any distribution of assets is made to holders of Common Stock or any other stock ranking junior to the Convertible Preferred Stock as to liquidation, liquidation distributions in the amount set forth in Clause 4(A) above as per the then applicable redemption price, plus accumulated and unpaid dividends.

    If upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, amounts payable with respect to the Convertible Preferred Stock or any other outstanding shares of preferred stock of the Corporation ranking as to any such distribution on a parity with the Convertible Preferred Stock are not paid in full, the holders of the Convertible Preferred Stock and of such other shares of stock shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of liquidating distributions to which they are entitled, the holders of shares of Convertible Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation.

    Neither the consolidation of nor merging of the Corporation with or into any other corporation or corporations, nor the lease or transfer of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or a winding up of the Corporation within the meaning of any of the provisions of this Clause (7).

    (8) Status of Shares Redeemed, Exchanged or Converted. All shares of Convertible Preferred Stock redeemed, exchanged or converted pursuant to Clause
(4), (5) or (6) hereof and all shares of the Convertible Preferred Stock otherwise reacquired by the Corporation and subsequently cancelled shall be restored to the status of authorized and unissued preferred stock undesignated as to series subject to reissuance by the Board of Directors.

    (9) Subdivision of Shares. The Board of Directors may at any time subdivide the shares of Convertible Preferred Stock as of an effective date fixed by the Board of Directors. Except as otherwise provided by law, notice of the proposed subdivision and the effective date shall be mailed to each holder of record of Convertible Preferred Stock not less than fifteen (15) days before the effective date. The dividend rate, conversion rate and liquidation rights in effect immediately prior to the close of business on the effective date of such subdivision shall be proportionately reduced as of the close of business on the effective date of such division.

    (10) "Common Stock" Defined. Whenever reference is herein made to "Common Stock," "Common Stock" shall mean any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, Common Stock issuable upon conversion of the Convertible Preferred Stock shall include only shares of the class designated as Common Stock as of the original date of issuance of shares of the Convertible Preferred Stock, or shares of the Corporation of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from such reclassification bears to the total number of shares of all classes resulting from all such reclassifications.

    (11) No Preemptive Rights. The holders of the Convertible Preferred Stock shall not have any preemptive rights.